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Contact:

Charles E. Miller                                             Philip Bourdillon/Eugene Heller
President and CEO                                             Silverman Heller Associates
303-651-0550                                                  310-208-2550
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                    ENGINEERING MEASUREMENTS COMPANY REPORTS

                       FISCAL 2001 FIRST-QUARTER RESULTS

LONGMONT, COLORADO -- September   , 2000 -- Engineering Measurements Company
(Nasdaq -- NMS: EMCO) today reported results for the three months ended July 31, 2000. The Company's current fiscal year ends on April 30, 2001.

     For the three months ended July 31, 2000 the Company reported a net loss of $124,000, or $0.03 per diluted share, on net sales of $2.5 million, compared to net income of $5,000 on net sales of $2.2 million in the first quarter of fiscal 2000.

     At the end of the first quarter of fiscal 2001, Company had $3.8 million in working capital, no long-term debt, and stockholders' equity of $6.9 million.

     As announced on July 6, 2000, the Company has entered into a definitive agreement to be acquired by Advanced Energy Industries, Inc. (Nasdaq -- NMS:
AEIS) in an exchange of stock. Under the terms of the agreement, which is subject to approval by EMCO's stockholders and certain other conditions, all of EMCO's outstanding common stock as of the effective date of the merger will be exchanged for shares of Advanced Energy Industries based upon an exchange ratio which is determined by dividing 900,000 by the sum of EMCO's outstanding shares plus outstanding options as of the closing of the transaction. At the Company's latest fiscal year-end, there were outstanding approximately 4.1 million shares of EMCO common stock and approximately 340,000 options to purchase such shares of common stock

     Engineering Measurements Company designs, manufactures, and markets electronic and electro-mechanical precision instruments for measuring and controlling the flow of liquids, steam, and gases, and also engages in contract electronic printed circuit board assembly.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends which may affect the Company's future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company's filings with the Securities and Exchange Commission.

                       (Statements of Operations Follow)
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                        ENGINEERING MEASUREMENTS COMPANY

                      STATEMENTS OF INCOME AND OPERATIONS
                                  (UNAUDITED)

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                                                                 THREE MONTHS ENDED
                                                                      JULY 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
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Sales.......................................................  $2,462,131    $2,227,590
Cost of sales...............................................   1,474,266     1,356,913
                                                              ----------    ----------
Gross margin on sales.......................................     987,865       870,677
                                                              ----------    ----------
Operating expenses:
  Selling...................................................     576,983       453,997
  General and administrative................................     379,855       231,354
  Research and development..................................     267,302       237,627
                                                              ----------    ----------
          Total operating expenses..........................   1,224,140       922,978
                                                              ----------    ----------
Loss from operations........................................    (236,275)      (52,301)
                                                              ----------    ----------
Other income/(expense):
  Gain/(loss) on sale of stock..............................      (2,309)       14,985
  Interest expense..........................................          (8)         (164)
  Interest and dividend income..............................      17,068        13,439
  Other income..............................................       4,738            45
                                                              ----------    ----------
          Total other income................................      19,489        28,305
Loss from operations before income taxes....................    (216,786)      (23,996)
Income tax benefit..........................................     (93,099)      (29,457)
                                                              ----------    ----------
Net earnings/(loss).........................................  $ (123,687)   $    5,461
                                                              ==========    ==========
Other comprehensive income:
  Unrealized holding gain/(loss)............................      13,180        (1,313)
  Tax benefit of stock option exercise......................     112,201             0
                                                              ----------    ----------
Comprehensive income........................................  $    1,694    $    4,148
                                                              ==========    ==========
Net earnings/(loss) per share -- basic......................  $    (0.03)   $     0.00
Net earnings/(loss) per share -- diluted....................  $    (0.03)   $     0.00
                                                              ==========    ==========
Weighted average number of shares outstanding -- basic and
  diluted...................................................   4,155,717     4,021,729
                                                              ==========    ==========
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